Filed Pursuant to Rule 424(b)(1)

PROSPECTUS	Registration No. 333-235930

Quanta, Inc.

5,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 5,000,000 shares of our common stock, par value $0.001 per share (the “Resell Shares”), by certain of our stockholders (the “Reselling Stockholders”) pursuant to a Securities Purchase Agreement dated November 25, 2019 (the “Purchase Agreement”) and a Registration Rights Agreement dated November 25, 2019 (the “Registration Rights Agreement”). If issued presently, the Resell Shares represent 9.1% of our issued and outstanding shares of common stock as of December 31, 2019. All of the Resell Shares, when sold, shall be sold by the Reselling Stockholders.

The Reselling Stockholders will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.37 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by the Reselling Stockholders. However, we did receive proceeds from our initial sale of the Resell Shares to the Reselling Stockholders pursuant to the Purchase Agreement.

Any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Reselling Stockholders.

Our common stock is quoted on the OTC Markets under the symbol “QNTA.” On December 31, 2019, the reported closing price of our common stock was approximately $0.52 per share. Prior to this offering, there has been a very limited market for our securities. While our common stock is quoted on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

Neither we nor the Reselling Stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2020

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor the underwriter has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the underwriter is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we, nor any of our officers, directors, agents or representatives or the underwriter, makes any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

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PROSPECTUS SUMMARY

This summary highlights information about this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included herein, including the notes thereto, before making an investment decision. References in this prospectus to “we,” “us,” “our,” “the company” and the “Company” refer to Quanta, Inc. and, where appropriate, its subsidiaries, unless expressly indicated or the context otherwise requires.

Business Overview

We are an applied science company founded in 2016, focusing on enhancing energy levels in plant matter (including cannabis) to increase performance within the human body. Our proprietary technology uses quantum mechanics to increase bioactivity of targeted molecules to enhance the desired effects. We specialize in potentiating rare, naturally occurring elements to create impactful and sustainable healing solutions that have potential to be as powerful and predictable as pharmaceutical drugs. We offer our technology as a platform to product makers through distribution channels as well as consumer products. We serve brands in cannabis, anti-aging, health and wellness, stress management, pain management, fitness and brain performance enhancement. Our CBD pain relief rub is an all-natural CBD topical that consists of 13 natural elements including turmeric, arnica and polarized cannabidiol (CBD), designed to provide relief from pain, inflammation, and stiffness in muscles and joints.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors.” These risks include, but are not limited to, the following:

●	Cannabis is a controlled substance and our business may result in federal civil or criminal prosecution, may become subject to federal and state forfeiture laws and may subject us to certain tax risks and treatments;

●	The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations;

●	We have incurred operating losses since we began operations and may not be profitable in the future. We will require additional financing to support our on-going operations;

●

The Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2018 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern;

●	We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations;

●	We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business;

●	Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition;

●	We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods;

●	Our directors and officers control a large portion of our Common Stock;

●	Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions;

●	Our stock price may be volatile and you may not be able to sell your shares for more than what you paid; and

●	The other factors described in “Risk Factors.”

Corporate Information

Our principal executive offices are located at 3606 W. Magnolia Blvd, Burbank, California 91505, and our telephone number is (818) 659-8052.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise generally applicable to public companies. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity. For example, so long as we are an emerging growth company:

●	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

●	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced disclosure and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or such earlier time that we are no longer an emerging growth company. For example, if certain events occur before the end of such five-year period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company.

As mentioned above, the JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to opt out of the extended transition period which means that when an accounting standard is issued or revised, and it has different application dates for public or private companies, as an emerging growth company, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible because of the potential differences in accounting standards used to compare our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period.

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The Offering

Common stock outstanding prior to this offering(1)	54,792,255 shares of common stock

Common stock offered by the Reselling Stockholders	5,000,000 shares of common stock issued to the Reselling Stockholders under the terms of the Purchase Agreement dated November 25, 2019

Common stock to be outstanding immediately after this offering(1)	54,792,255 shares of common stock

Offering price per share

The Reselling Stockholders will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.37 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the Reselling Stockholders. However, we did receive proceeds from our initial sale of shares pursuant to the Purchase Agreement. The proceeds from the initial sale of shares will be used for general corporate and working capital purposes.

Terms of this offering

The Reselling Stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on the OTC or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at a fixed price of $0.37 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at market prices prevailing at the time of sale, at varying prices, at varying prices or at negotiated prices.

Risk factors	Investing in our common stock involves a high degree of risk, and the purchasers of our common stock may lose all or part of their investment. Before deciding to invest in our securities, please carefully read the section entitled “Risk Factors” beginning on page 4 and the other information in this prospectus.

OTC Markets trading symbol	Our common stock is quoted on the OTC under the symbol “QNTA.”

(1)	The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 54,792,255 shares outstanding as of December 31, 2019. No additional shares will be issued by the company in this offering.

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RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risks Related to the Marijuana Industry

Cannabis continues to be a Controlled Substance under the United States Federal Controlled Substances Act and our business may result in federal civil or criminal prosecution.

We are directly engaged in the medical and adult-use cannabis industry in the U.S. where local state law permits such activities however all such activities remain illegal under federal law in the U.S. Investors are cautioned that in the U.S., cannabis is highly regulated at the state level. To our knowledge, there are to date a total of 33 states, and the District of Columbia, Puerto Rico and Guam that have legalized medical cannabis in some form, including California, although not all states have fully implemented their legalization programs. Eleven states and the District of Columbia have legalized cannabis for adult use. Fourteen additional states have legalized high-cannabidiol (“CBD”), low Delta-9-tetrahydrocannabinol (“THC”) oils for a limited class of patients. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule I controlled substance under the U.S. Controlled Substance Act of 1970 (codified in 21 U.S.C.A. Section 812) (the “Controlled Substances Act”). Under United States federal law, a Schedule I drug is considered to have a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the substance under medical supervision. Federal law prohibits commercial production and sale of all Schedule I controlled substances, and as such, cannabis-related activities, including without limitation, the importation, cultivation, manufacture, distribution, sale and possession of cannabis remain illegal under U.S. federal law. It is also illegal to aid or abet such activities or to conspire or attempt to engage in such activities. Strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding brought against us. An investor’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including, but not limited to, forfeiture of his, her or its entire investment, fines and/or imprisonment.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges and penalties, including, but not limited to, disgorgement of profits, cessation of business activities, divestiture, or prison time. This could have a material adverse effect on us, including our reputation and ability to conduct business, the potential listing of our securities on the Canadian Securities Exchange (the “CSE”), our financial position, operating results, profitability or liquidity or the market price of our publicly traded shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation or defense of any such matters or our final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

The approach to the enforcement of cannabis laws may be subject to change, which creates uncertainty for our business.

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in, and the operations of, cannabis businesses in the U.S. are subject to inconsistent laws and regulations. The so-called “Cole Memorandum” issued by former Deputy Attorney General James Cole on August 29, 2013 and other Obama-era cannabis policy guidance, discussed below, provided the framework for managing the tension between federal and state cannabis laws. Subsequently, as discussed below, former Attorney General Jeff Sessions rescinded the Cole Memo and related policy guidance. Although no longer in effect, these policies, and the enforcement priorities established within, appear to continue to be followed during the Trump administration and remain critical factors that inform the past and future trend of state-based legalization.

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The Cole Memo directed U.S. Attorneys not to prioritize the enforcement of federal cannabis laws against individuals and businesses that comply with state medical or adult-use cannabis regulatory programs, provided certain enumerated enforcement priorities (such as diversion or sale of cannabis to minors) were not implicated. In addition to general prosecutorial guidance issued by the DOJ, FinCEN issued a the FinCEN Memorandum on February 14, 2014 outlining Bank Secrecy Act-compliant pathways for financial institutions to service state-sanctioned cannabis businesses, which echoed the enforcement priorities outlined in the Cole Memorandum. On the same day the FinCEN Memorandum was published, the DOJ issued complimentary policy guidance directing prosecutors to apply the enforcement priorities of the Cole Memo when determining whether to prosecute individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related activities.

On January 4, 2018, the then Attorney General Jeff Sessions rescinded the Cole Memo, the Cole Banking Memorandum, and all other related Obama-era DOJ cannabis enforcement guidance. While the rescission did not change federal law, as the Cole Memo and other DOJ guidance documents were not themselves laws, the rescission removed the DOJ’s formal policy that state-regulated cannabis businesses in compliance with the Cole Memo guidelines should not be a prosecutorial priority. Notably, former Attorney General Sessions’ rescission of the Cole Memo and the Cole Banking Memorandum has not affected the status of the FinCEN Memorandum issued by the Department of Treasury, which remains in effect. In addition to his rescission of the Cole Memo, former Attorney General Sessions issued a one-page memorandum known as the “Sessions Memorandum.” The Sessions Memorandum explains the DOJ’s rationale for rescinding all past DOJ cannabis enforcement guidance, claiming that Obama-era enforcement policies are “unnecessary” due to existing general enforcement guidance adopted in the 1980s, in chapter 9.27.230 of the U.S. Attorney’s Manual (the “USAM”). The USAM enforcement priorities, like those of the Cole Memo, are based on the use of the federal government’s limited resources and include “law enforcement priorities set by the Attorney General,” the “seriousness” of the alleged crimes, the “deterrent effect of criminal prosecution,” and “the cumulative impact of particular crimes on the community.” Although the Sessions Memorandum emphasizes that cannabis is a federally illegal Schedule I controlled substance, it does not otherwise instruct U.S. Attorneys to consider the prosecution of cannabis-related offenses a DOJ priority, and in practice, most U.S. Attorneys have not changed their prosecutorial approach to date. However, due to the lack of specific direction in the Sessions Memorandum as to the priority federal prosecutors should ascribe to such cannabis activities and the lack of additional guidance since the resignation of former Attorney General Sessions, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon us or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition as well as our reputation and prospects, even if such proceedings were concluded successfully in our favor. In the extreme case, such proceedings could ultimately involve the criminal prosecution of our key executives, the seizure of corporate assets, and consequently, the inability of us to continue its business operations. Strict compliance with state and local laws with respect to cannabis does not absolve us of potential liability under U.S. federal law, nor provide a defense to any federal proceeding which may be brought against us. Any such proceedings brought against us may adversely affect our operations and financial performance.

We may be in violation of anti-money laundering laws and regulations which could impact our ability to obtain banking services, result in the forfeiture or seizure of our assets and could require us to suspend or cease operations.

We are subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Since the cultivation, manufacture, distribution and sale of cannabis remains illegal under the Controlled Substances Act, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act, among other applicable federal statutes. Banks or other financial institutions that provide cannabis businesses with financial services such as a checking account or credit card in violation of the Bank Secrecy Act could be criminally prosecuted for willful violations of money laundering statutes, in addition to being subject to other criminal, civil, and regulatory enforcement actions. Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of the laws and regulations governing financial institutions in the U.S. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances which are illegal under federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the Controlled Substances Act. We may also be exposed to the foregoing risks.

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As previously introduced, in February 2014, FinCEN issued the FinCEN Memo providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of the Bank Secrecy Act. It refers to supplementary guidance that former Deputy Attorney General James M. Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the Controlled Substances Act. Although the FinCEN Memo remains in effect today, it is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memo. Overall, the DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including in states that have legalized the applicable conduct and the DOJ’s current enforcement priorities could change for any number of reasons. A change in the DOJ’s enforcement priorities could result in the DOJ prosecuting banks and financial institutions for crimes that previously were not prosecuted. If we do not have access to a U.S. banking system, its business and operations could be adversely affected.

Other potential violations of federal law resulting from cannabis-related activities include the Racketeer Influenced Corrupt Organizations Act (“RICO”). RICO is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the Canadian Securities Administrators), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Defending such a case has proven extremely costly, and potentially fatal to a business’ operations.

In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions, and subject us to civil and/or criminal penalties. Furthermore, while there are no current intentions to declare or pay dividends on our Common Stock in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time. We could likewise be required to suspend or cease operations entirely.

We may become subject to federal and state forfeiture laws which could negatively impact our business operations.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture. As an entity that conducts business in the cannabis industry, we are potentially subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of criminal activity. Civil forfeiture laws could provide an alternative for the federal government or any state (or local police force) that wants to discourage residents from conducting transactions with cannabis related businesses but believes criminal liability is too difficult to prove beyond a reasonable doubt. Also, an individual can be required to forfeit property considered to be the proceeds of a crime even if the individual is not convicted of the crime, and the standard of proof in a civil forfeiture matter is lower than the standard in a criminal matter. Depending on the applicable law, whether federal or state, rather than having to establish liability beyond a reasonable doubt, the federal government or the state, as applicable, may be required to prove that the money or property at issue is proceeds of a crime only by either clear and convincing evidence or a mere preponderance of the evidence.

Investors located in states where cannabis remains illegal may be at risk of prosecution under federal and/or state conspiracy, aiding and abetting, and money laundering statutes, and be at further risk of losing their investments or proceeds under forfeiture statutes. Many states remain fully able to take action to prevent the proceeds of cannabis businesses from entering their state. Because state legalization is relatively new, it remains to be seen whether these states would take such action and whether a court would approve it. Our investors and prospective investors should be aware of these potentially relevant federal and state laws in considering whether to invest in us.

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We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

The heightened regulatory scrutiny could have a negative impact on our ability to raise capital.

Our business activities rely on newly established and/or developing laws and regulations in multiple jurisdictions, including in Nevada. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect our profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration, SEC, the DOJ, the Financial Industry Regulatory Authority or other federal, Nevada or other applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or non-medical purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect our business and operations, including without limitation, the costs to remain compliant with applicable laws and the impairment of its ability to raise additional capital, create a public trading market in the U.S. for our securities or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in the company.

The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations.

If cannabis and/or CBD is re-categorized as a Schedule II or lower controlled substance, the ability to conduct research on the medical benefits of cannabis would most likely be improved; however, rescheduling cannabis may materially alter enforcement policies across many federal agencies, primarily the U.S. Food and Drug Administration (the “FDA”). FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, and cosmetics, among other products, through its enforcement authority pursuant to the Federal Food Drug and Cosmetic Act (the “FFDCA”). FDA’s responsibilities include regulating the ingredients as well as the marketing and labeling of drugs sold in interstate commerce. Because cannabis is federally illegal to produce and sell, and because it has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the U.S. Drug Enforcement Agency (the “DEA”); however, the FDA has enforced the FFDCA with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, FDA would likely play a more active regulatory role. Further, in the event that the pharmaceutical industry directly competes with state-regulated cannabis businesses for market share, as could potentially occur with rescheduling, the pharmaceutical industry may urge the DEA, FDA, and others to enforce the FFDCA against businesses that comply with state but not federal law. The potential for multi-agency enforcement post-rescheduling could threaten or have a materially adverse effect on the operations of existing state-legal cannabis businesses, including the company.

There is uncertainty regarding the availability of U.S. federal patent and trademark protection.

As long as cannabis remains illegal under U.S. federal law, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, we can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level.

We could experience difficulty enforcing our contracts.

Due to the nature of our business and the fact that our contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in federal and certain state courts. The inability to enforce any of our contracts could have a material adverse effect on our business, operating results, financial condition or prospects.

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Risks Related to the Business

We will require additional financing to support our on-going operations.

We will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. A number of factors could cause us to incur higher borrowing costs and experience greater difficulty accessing public and private markets for debt. These factors include disruptions or declines in the global capital markets and/or a decline in our financial performance, outlook, or credit ratings. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable. Our inability to raise financing to fund on-going operations, capital expenditures or acquisitions may adversely affect our ability to fund our operations, meet contractual commitments, make future investments or desirable acquisitions, or respond to competitive challenges and may have a material adverse effect upon our business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Stock. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may not be able to continue to operate as a going concern.

Since our inception, we have incurred significant operating losses and negative cash flows from operations. For the transition period from April 1, 2018 to December 31, 2018, the Company incurred a net loss of $1,613,972 and used cash in operating activities of $1,028,501. For the nine months ended September 30, 2019, the Company incurred a net loss of $2,629,915 and used cash in operating activities of $958,100. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2018 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stock holders, in the case of equity financing.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

Management identified material weaknesses in our internal control over financial reporting as of December 31, 2018. See “Item 9A – Controls and Procedures” of our Annual Report on Form 10-KT for the transition period from April 1, 2018 to December 31, 2018 filed with the Securities and Exchange Commission on April 16, 2019.

Although we are undertaking steps to address these material weaknesses, the existence of a material weakness is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in the current or any future period. Remediation efforts are still in process and have not yet been completed. We cannot assure you that the steps taken will remediate such weakness, nor can we be certain of whether additional actions will be required or the costs of any such actions.

In addition, we may in the future identify further material weaknesses in our internal control over financial reporting that we have not discovered to date. Although we are engaged in remediation efforts with respect to the material weaknesses, the existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed. We cannot assure you that we will be able to remediate these material weaknesses in a timely manner.

We may experience difficulties in generating profits.

We may experience difficulties in our development process, such as capacity constraints, quality control problems or other disruptions, which would make it more difficult to generate profits. Our failure to achieve a low-cost structure through economies of scale or improvements in manufacturing processes and design could have a material adverse effect on our business, prospects, results of operations and financial condition.

We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations.

We expect to incur significant on-going costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results, financial condition or prospects.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations also may make it more difficult and expensive for us to obtain director and officer liability insurance and we may at times be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Thus, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

8

Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition.

The business and activities of the company are heavily regulated in all jurisdictions where it carries on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of marijuana and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. Similarly, we cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the company.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business, the suspension or expulsion from a particular market or jurisdiction or of our key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

Our industry is subject to intense competition.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the company. If we are unable to compete effectively, it could decrease our customer traffic, sales and profit margins, which could adversely affect our business, financial condition, and results of operations.

Because of the early stage of the industry in which we operate, we expect to face additional competition from new entrants. To become and remain competitive, we will require research and development, marketing, sales and support. We may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the company.

We have a limited operating history.

The Company and its subsidiaries have varying and limited operating histories, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into the company.

The results of future clinical research may negatively impact our business.

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although we believe that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of our Common Stock should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for our products with the potential to lead to a material adverse effect on our business, financial condition, results of operations or prospects.

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We are reliant on key inputs and changes in their costs could negatively impact our profitability.

The manufacturing business is dependent on a number of key inputs and their related costs including raw materials and supplies related to product development and manufacturing operations. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the company.

We are subject to environmental regulations.

Our operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage due to our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

The market for our products is difficult to forecast and our forecasts may not be accurate which could negatively impact our results of operations.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the company.

We are subject to certain risks regarding the management of our growth.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. The ability of the company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the company to deal with this growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

We may experience difficulties in maintaining adequate internal controls.

Our officers and directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Effective internal controls are necessary for the company to provide reliable financial reports and to help prevent fraud. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause it to fail to meet its reporting obligations. If the company or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our Consolidated Financial Statements and materially adversely affect the trading price of our Common Stock. In addition, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers’ and directors’ lack of experience with publicly-traded companies and their reporting requirements in general.

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We are subject to product liability regarding our products, which could result in costly litigation and settlements.

As a distributor of products designed to be ingested by humans, the company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the company could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition of the company. Although we have secured product liability insurance, and strictly enforce a quality standard within the operations, there can be no assurances that we will be able to maintain our product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This scenario could prevent or inhibit the commercialization of our potential products. To date, there have been no product related issues.

We may have uninsured or uninsurable risk.

We may be subject to liability for risks against which we cannot insure or against which we may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for our normal business activities. Payment of liabilities for which the company does not carry insurance may have a material adverse effect on our financial position and operations.

Certain remedies shareholders may seek against our officers and directors may be limited and such officers and directors may be entitled to indemnification by the company.

Our governing documents provide that the liability of our board of directors and officers is eliminated to the fullest extent allowed under the laws of the State of Nevada. Thus, the company and the shareholders of the company may be prevented from recovering damages for alleged errors or omissions made by the members of our board of directors and officers. Our governing documents also provide that the company will, to the fullest extent permitted by law, indemnify members of our board of directors and officers for certain liabilities incurred by them by virtue of their acts on behalf of the company.

Breaches in our security, cyber-attacks or other cyber-risks could expose us to significant liability and cause our business and reputation to suffer.

Our operations involve transmission and processing of our customers’ confidential, proprietary and sensitive information. We have legal and contractual obligations to protect the confidentiality and appropriate use of customer data. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks as a result of third party action, employee error or misconduct. Security risks, including, but not limited to, unauthorized use or disclosure of customer data, theft of proprietary information, loss or corruption of customer data and computer hacking attacks or other cyber-attacks, could expose us to substantial litigation expenses and damages, indemnity and other contractual obligations, government fines and penalties, mitigation expenses and other liabilities. We are continuously working to improve our information technology systems, together with creating security boundaries around our critical and sensitive assets. We provide advance security awareness training to our employees and contractors that focuses on various aspects of the cyber security world. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures and our products could be harmed, we could lose potential sales and existing customers, our ability to operate our business could be impaired, and we may incur significant liabilities.

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Risks related to this Offering and the Ownership of our Common Stock

Our directors and officers control a large portion of our Common Stock.

The officers and directors of the company currently own a significant portion of the issued and outstanding shares of Common Stock. Our shareholders nominate and elect our board of directors, which generally has the ability to control the acquisition or disposition of our assets, and the future issuance of our Common Stock or other securities. Accordingly, for any matters with respect to which a majority vote of our Common Stock may be required by law, our directors and officers may have the ability to control such matters. Because the directors and officers control a substantial portion of such Common Stock, investors may find it difficult or impossible to replace our directors if they disagree with the way our business is being operated.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment. The SEC defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of Common Stock are covered by the penny stock rules pursuant to Rule 15g-9 under the Exchange Act, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the securities of the company that are captured by the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities. Management believes that the penny stock rules could discourage investor interest in and limit the marketability of our Common Stock.

Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, the U.S. Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend our Common Stock to customers which may limit an investor’s ability to buy and sell our Common Stock, have an adverse effect on the market for our Common Stock, and thereby negatively impact the price of our Common Stock.

Our Common Stock is subject to liquidity risks.

Our Common Stock trades on the OTCQB in the United States. The OTCQB is an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. Securities traded on the OTCQB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB. Quotes for stocks listed on the OTCQB are not listed in newspapers. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

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We cannot predict at what prices our Common Stock will trade and there can be no assurance that an active trading market will develop or be sustained. Commencing in January 2019, our Common Stock began trading on the CSE. Because our Common Stock has traded for a very short period of time on the CSE, we have not developed any meaningful liquidity on this exchange and we cannot guaranty that we will do so in the future. There is a significant liquidity risk associated with an investment in the company.

The shares of our Common Stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our Common Stock and cause dilution to investors.

We may issue shares of Common Stock and warrants to purchase Common Stock pursuant to private offerings and we may issue options to purchase Common Stock to our executive officers pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers could have an adverse effect on the market price of our Common Stock or on our ability to obtain future financing.

Our stock price may be volatile and you may not be able to sell your shares for more than what you paid.

Our stock price may be subject to significant volatility, and you may not be able to sell shares of Common Stock at or above the price you paid for them. The trading price of our Common Stock has been subject to fluctuations in the past and the market price of our Common Stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of innovations or new products by us or by our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

13

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus. Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered by the Reselling Stockholders; however, we did receive proceeds from our initial sale of the Resell Shares to the Reselling Stockholders pursuant to the Purchase Agreement. The proceeds from the initial sale of the Resell Shares will be used for general corporate and working capital purposes.

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DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the Purchase Agreement. The Reselling Stockholders will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.37 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

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PRICE RANGE OF THE REGISTRANT’S COMMON EQUITY

Our common stock first became quoted on the OTC Markets under the trading symbol “FSIZ” on January 17, 2018. On August 16, 2018 the company changed its stock symbol to “QNTA.” Our common stock is quoted on the OTC Markets under the symbol “QNTA.” Our stock has been thinly traded on the OTC and there can be no assurance that a liquid market for our common stock will ever develop. The tables below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2017	High		Low
Second Quarter	$	N/A*	$	N/A*
Third Quarter	$	N/A*	$	N/A*
Fourth Quarter	$	N/A*	$	N/A*

Fiscal Year Ended December 31, 2018	High		Low
First Quarter	$	N/A*	$	N/A*
Second Quarter		$3.00		$0.75
Third Quarter		$3.00		$1.05
Fourth Quarter		$2.00		$1.70

Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$5.00	$1.00
Second Quarter	$2.35	$1.83
Third Quarter	$19.00	$0.20
Fourth Quarter	$0.58	$0.20

* The first trade of common stock occurred in April 2018.

As of December 31, 2019, the last reported sales price reported on the OTC Markets, Inc. for our common stock was approximately $0.52 per share and we had approximately 118 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies. The transfer agent of our common stock is Action Stock Transfer located at 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

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DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors. We have not paid any cash dividends since inception on our common stock and do not anticipate paying any in the foreseeable future. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

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DILUTION

Not applicable. We are not offering the shares registered under this registration statement for purchase. The shares are being registered on behalf of the Reselling Stockholders pursuant to the Purchase Agreement.

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RESELLING STOCKHOLDERS

The Reselling Stockholders may offer and sell up to 5,000,000 shares of our common stock, which we previously sold pursuant to the Purchase Agreement. The shares of common stock registered for resale by the Reselling Stockholders represent approximately 9.1% of our issued and outstanding shares of common stock as of December 31, 2019.

We may require the Reselling Stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The Reselling Stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Information concerning the Reselling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the Reselling Stockholders upon termination of this offering, because the Reselling Stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the Reselling Stockholders acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each Reselling Stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 54,792,255 shares of our common stock outstanding as of December 31, 2019.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the Reselling Stockholder’s name, subject to community property laws, where applicable, and (b) no Reselling Stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Beneficially Owned by the Reselling Stockholder		Shares of Common Stock	Number of Shares to be Owned by the Reselling Stockholders After the Offering and Percent of Total Issued and Outstanding Shares
Name of Reselling Stockholder	Before the Offering(1)	% of Class(1)	Being Offered	# of Shares(2)	% of Class(2)
Alpha Capital Anstalt	2,500,000	4.6%	2,500,000	0	0%
Trillium Partners LP(3)	1,500,000	2.7%	1,500,000	0	0%
Henry Sargent(3)	500,000	0.9%	500,000	0	0%
Chad Nelson	500,000	0.9%	500,000	0	0%

(1)	Based on 54,792,255 shares outstanding as of December 31, 2019. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Because the Reselling Stockholders may offer and sell all or only some portion of the shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the Reselling Stockholders will hold upon termination of the offering.

(3)	Henry Sargent is also a manager of the general partner of Trillium Partners LP so may also be considered a beneficial owner of such shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this prospectus.

OVERVIEW

We are an applied science company focusing on enhancing energy levels in plant matter (including cannabis) to increase performance within the human body. Our proprietary technology uses quantum mechanics to increase bioactivity of targeted molecules to enhance the desired effects. We specialize in potentiating rare, naturally occurring elements to create impactful and sustainable healing solutions that have potential to be as powerful and predictable as pharmaceutical drugs. We offer our technology as a platform to product makers through distribution channels as well as consumer products. We serve brands in cannabis, anti-aging, health and wellness, stress management, pain management, fitness and brain performance enhancement. Our CBD pain relief rub is an all-natural CBD topical that consists of 13 natural elements including turmeric, arnica and polarized cannabidiol (CBD), designed to provide relief from pain, inflammation, and stiffness in muscles and joints.

Our Company History

The company was founded in Nevada as Freight Solution, Inc. in 2016.

On June 5, 2018, we underwent a change of control. In connection with the change of control, our board of directors and officers was reconstituted through the resignation of Shane Ludington as Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Registrant and the appointment of Mr. Eric Rice as Chairman, Chief Executive Officer and Chief Financial Officer and Mr. Jeffrey Doiron as President and Chief Operations Officer.

On June 6, 2018 we formed a wholly-owned subsidiary, Quanta Acquisition Corp. in the state of California, and executed an Agreement of Merger and Plan of Reorganization, with Bioanomaly, Inc., a California corporation, d/b/a Quanta and Quanta Acquisition Corp., a California corporation and our wholly-owned subsidiary. Pursuant to the terms of the Merger Agreement, Quanta Acquisition Corp. merged with and into Quanta in a statutory reverse triangular merger with Quanta surviving as a wholly-owned subsidiary. Following the merger, we adopted our business plan.

On June 6, 2018, we cancelled 15,000,000 shares of common stock acquired through the change in control transaction. As consideration for the merger, we agreed to issue the shareholders of Quanta an aggregate of 21,908,810 shares of our common stock, par value $0.001 per share. Freight Solution shareholders retained 6,500,000 shares of common stock, which represented 23% of our issued and outstanding stock following the merger.

Simultaneously with the merger, we accepted subscriptions for 6,500,000 shares of common stock in a private placement offering at a purchase price of $0.20 per share for an aggregate offering amount of $1,300,000. We also issued two non-affiliated investors warrants to purchase 3,000,000 shares of our common stock at an exercise price of $0.30 per share expiring in four years.

On July 11, 2018 the State of Nevada approved our name change from Freight Solution, Inc. to Quanta, Inc.

Following the consummation of the merger, Quanta shareholders beneficially owned approximately 63% of our issued and outstanding common stock.

Business Model

Though we offer a small portfolio of our own products, the Quanta business model is also focused on co-branding partnerships with top-quality product developers and manufacturers through our “Powered by Quanta” platform. Our business model is very similar to the “Intel Inside” program. We help top brands in cannabis, anti-aging, health and wellness, stress management, pain management, fitness and brain performance enhancement increase the bio-activity of selected elements within their existing formulas to create new, higher performing product lines. In exchange for access to our technology we collect either monthly fees and/or profit share on new revenue created. With regard to cannabis partnerships, we do not participate in revenue, rather we provide our technology and services for a flat monthly fee.

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We are currently working with brands that use the following elements in their product lines:

●	Turmeric
●	Arnica
●	Amino Acids
●	Lipids
●	Plant Proteins
●	Cannabinoids
●	Stem Cells
●	Kratom
●	Eucalyptus
●	Kanna

Addressable Markets

Though our initial focus has been cannabis, Quanta has the unique ability to work within any market that leverages plant matter elements for pain relief, anti-inflammatory and quality of life products. The Company is also entering the nutraceutical and phytoceutical industries and has plans to expand into multiple sectors in the coming years.

“Powered By Quanta”

Our “Powered by Quanta” program is a licensing platform designed to integrate our technology into existing top quality products around the globe. Once we align with a brand that meets our criteria of having both great products and large distribution, we build and install one of our remotely operated machines in their facility. Each time the partner makes products they simply place their materials in the chamber and answer 5 simple questions. This information is then sent to one of our scientists who will then input polarization specifications to fit the licensee’s needs. Within the confines of the Quanta polarization machines, our technology uses electric and magnetic frequencies to communicate with and re-train the way electrons and the nucleus interact within targeted atoms. The result of this process is a molecule with higher energy/vibrational levels which helps to create a more impactful chemical reaction in the body. Once their batch is complete, we notify the partner to remove it from the machine. They then place “Powered by Quanta” on their products and collect a premium. 100% of our machines are run remotely on a dedicated fiber optic line for quality control, security and ease of use for our partners. Currently each machine can polarize 7.5 liters of oils every 4.25 hours.

Growth Strategy

Licensing

Our current focus is solidifying licensing/co-branding partnerships with the top companies in the cannabis sector, though we are entering into multiple other markets as well. In the cannabis industry we are focused on working with high quality THC brands. This allows us to offer the public a standardized experience with higher energy and reduced side effects without having to become a licensed cannabis company. Both recreational and medicinal THC brands are starting to realize the importance of market differentiation and a need for a standardized consumer experience. We are offering limited licenses in states which have legalized medicinal and/or recreational marijuana use. We are also looking to work with a small, select group of top CBD brands with large distribution and solid reputations.

CBD Products

Our technology significantly increases the bio-activity of CBD which we believe puts us in a strong position for the future. We will work with top brands, but we will also be offering our own hemp derived CBD products online and in traditional stores. Currently we are preparing to launch our fast-acting and high performing CBD Muscle Rub nationwide.

Marketing And Distribution

We offer a scientific solution that is difficult for the public to understand, which makes education a large part of the marketing plan for Quanta. We plan to launch campaigns to offer free samples of our products in exchange for consumer information to build lists and eCommerce revenues. We have found that the best way to sell Quanta’s products is to have people try them and feel the difference, rather than to confuse them with how the company creates such performance.

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We are focused on influencer marketing, traditional and digital media, internet marketing and product placement as a primary means of marketing for Quanta. We believe that high quality content in conjunction with pre-built digital distribution will be the best value for the dollar. We have solidified and are currently solidifying partnerships with very visible influencers and celebrities to help with awareness and digital distribution.

Products And Services

Polarization Technology Licensing

The Company owns proprietary technology that uses frequency training to improve the performance of cannabinoids and other natural elements. For THC products our core technology provides very specific advantages for partner brands such as increased energy and greatly reduced side effects (paranoia, anxiety, laziness and loss of cognitive functions) while standardizing the overall THC consumer experience. And for CBD products we offer increased time to activation and increased duration of performance.

The Company intends to monetize this intellectual property through 1) licensing agreements in conjunction with cannabis brands that adhere to state medical and recreational marijuana laws and 2) establishing business relationships with scientific research organizations to develop biologic applications based upon specific plant research and development methodologies.

The Company owns intellectual property (recipes and process/methods) for use in medical marijuana topicals, edibles, vape, sub-lingual and lozenges. The Company’s proprietary muscle rub is unlike other topicals of which may take up to an hour or more to take effect. Based upon preliminary results, our muscle rub generally takes effect within a period of 1-3 minutes. We believe the rapid acting characteristics of our muscle rub will overcome the major obstacle of penetrating the main stream pain and muscle tension relief market. In addition to the muscle rub, we have other forms of topicals under development that assist with anti-aging, inflammation, sexual performance, testosterone balancing and weight loss.

Objectives

Our current strategy is to seek out new co-branding and licensing opportunities for our intellectual property while constantly looking for new strategic corporate and product acquisitions. We are also focused on developing and acquiring new patents, trade secrets, trademarks and other intellectual property.

Competition

CBD products have emerged as extremely popular items in today’s society. The CBD industry has quickly grown from a few large players to hundreds of startups burgeoning. Quanta stands out in a crowded market with a patented technology that allows for enhanced performance, onset, and duration. Creating a truly unique product in a saturated but popular market.

Employees

As of the date of this prospectus, Quanta has 8 full time and 11 part time employees. We believe we enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Government Regulation

We believe we are in compliance with applicable federal, state and other regulations and that we have compliance programs in place to ensure compliance going forward. There are no regulatory notifications or actions pending.

Properties

The Company does not own any physical location. Quanta currently leases its corporate headquarters and other offices in Burbank California which lease expires in August 2023. Because our current offices are insufficient in size for current and future operations, the company plans to seek replacement office space around the Los Angeles area at the time of the expiration of the current lease.

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Legal Proceedings

From time to time, we are a party to, or otherwise involved in, legal proceedings arising in the normal and ordinary course of business. As of the date of this prospectus, we are not aware of any other proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

RESULTS OF OPERATIONS

Summary of Key Results

Results of Operations for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018

Revenue –Revenues for the nine months ended September 30, 2019 were $930,862, compared to revenues for the nine months ended September 30, 2018 of $134,183. The Company began full time operations in August 2018.

Expenses - Operating expenses for the nine months ended September 30, 2019 were $3,698,165. The Company incurred $2,669,586 in administrative and other costs associated with operations, including legal and professional fees of $228,726. In addition, consulting expense related to share-based compensation was $1,749,810. Operating expenses for the nine months ended September 30, 2018 were $1,020,071. The Company incurred $417,734 in administrative and other costs associated with operations, including legal and professional fees of $95,262. The Company incurred $215,462 in research and development costs.

Other income (expense) – Other expense for the nine months ended September 30, 2019 was $20,187. Other income for the three months ended September 30, 2018 was $62,038.

Net loss - Net loss for the nine months ended September 30, 2019 and September 30, 2018 was $3,017,233 and $961,428, respectively.

Results of Operations for nine month transition period ended December 31, 2018 compared to the year ended March 31, 2018

Revenue –Revenues for the nine-month transition period ended December 31, 2018 were $225,254, compared to revenues for the year ended March 31, 2018 of $50,829. The Company began full time operations in August 2018.

Expenses

Operating expenses for the nine-month transition period ended December 31, 2018 were $1,717,584. The company incurred $207,600 in research and development costs. The Company incurred $1,055,805 in administrative and other costs associated with operations, including legal and professional fees of $128,289. These costs were not associated with our direct public offering efforts and therefor expensed as incurred.

Operating expenses for the year ended March 31, 2018 were $685,739. The company incurred $208,762 in research and development costs. The Company incurred $278,195 in administrative and other costs associated with operations, including legal and professional fees of $31,052. These costs were not associated with our direct public offering efforts and therefor expensed as incurred.

Other Income (Expense)

For the transition period ended December 31, 2018, the company recognized $41,000 as gain on extinguishment of debt and $21,000 as gain on forgiveness of accrued interest.

For the year ended March 31, 2018, the company incurred interest expense of $62,777.

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Net Loss

Net loss for the nine-month transition period ended December 31, 2018 was $1,613,972. Net loss for the year ended March 31, 2018 was $735,687. We recorded no provision for federal income taxes for either period. We recorded $800 in minimum franchise tax for the state of California for the year ended March 31, 2018 which is included in administrative expenses.

Basic and diluted loss per share - Basic and diluted loss per share for the nine-month transition period ended December 31, 2018 was $.05 per share. Basic and diluted number of shares outstanding was 35,100,108. Basic and diluted loss per share for year ended March 31, 2018 was $0.03 per share. Basic and diluted number of shares outstanding was 21,908,810.

Result of Operations for the nine months ended December 31, 2017 (Unaudited)

Operating expenses for the nine months ended December 31, 2017 were $424,594. The company incurred $146,273 in research and development costs. The Company incurred $165,665 in administrative and other costs associated with operations, including legal and professional fees of $23,268. These costs were not associated with our direct public offering efforts and therefor expensed as incurred.

Other Expense

During the nine months ended December 31, 2017, the company incurred interest expense of $21,778

Net Loss – Net loss before provision for incomes taxes for the nine months ended December 31, 2017 was $430,808. We recorded no provision for federal income taxes for either period. We recorded $800 in minimum franchise tax for the state of California for the nine month ended December 31, 2018 which is included in administrative expenses above

Basic and diluted loss per share - Basic and diluted loss per share for the nine month ended December 31, 2017 was $0.02 per share. Basic and diluted number of shares outstanding was 21,908,810

Liquidity and Capital Resources

We have yet to establish any history of profitable operations. As reflected in the accompanying financial statements, for the nine months ended September 30, 2019, the company incurred a net loss of $3,017,233 and used cash in operating activities of $958,100, and at September 30, 2019, the company had a working capital deficiency of $174,449. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. In addition, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2018 with respect to this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities and future reports on our financial statements may also include an explanatory paragraph with respect to our ability to continue as a going concern.

At September 30, 2019, the company had cash on hand in the amount of $34,406. Subsequent to September 30, 2019, the company received $1,000,000 for subscriptions for shares of common stock to be issued in a private placement, and 250,000 through a convertible note. Management estimates that the current funds on hand will be sufficient to continue operations through the next 6 months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the company. Even if the company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

As of September 30, 2019 and December 31, 2018, we owed $120,850 and $80,000 respectively in connection with short term loans from unrelated parties, respectively. The proceeds of which were used for basic working capital purposes.

The following activities and financial transactions occurred during the nine-month transition period ending December 31, 2018. They were the following:

●	On June 5, 2018 the company experienced a change in control. With the Change in Control transaction our board of directors and officers was reconstituted through the resignation of Shane Ludington as Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Registrant and the appointment of Mr. Eric Rice as Chairman, Chief Executive Officer and Chief Financial Officer and Mr. Jeffrey Doiron as President and Chief Operations Officer.

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●	On June 6, 2018 the company formed a wholly-owned subsidiary Quanta Acquisition Corp. in the state of California.

●	On June 6, 2018, the company executed an Agreement of Merger and Plan of Reorganization, with Bioanomaly, Inc., a California corporation, d/b/a Quanta and Quanta Acquisition Corp., a California corporation and wholly-owned subsidiary of the company. Pursuant to the terms of the Merger Agreement, Quanta Acquisition Corp. merged with and into Quanta in a statutory reverse triangular merger with Quanta surviving as a wholly-owned subsidiary of the company. Following the merger, the company adopted the business plan of Quanta.

●	On June 6, 2018, the company cancelled 15,000,000 shares of common stock acquired through the Change in Control transaction.

●	As consideration for the merger, the company agreed to issue the shareholders of Quanta an aggregate of 21,908,810 shares of our common stock, par value $0.001 per share.

●	Simultaneously with the merger, the company accepted subscriptions for 6,500,000 shares of Common Stock in a private placement offering of its Common Stock at a purchase price of $0.20 per share for an aggregate offering amount of $1,300,000.

●	The Company also issued two non-affiliated investors warrants to purchase 3,000,000 shares of the company’s Common Stock at an exercise price of $0.30 per share expiring in four years.

●	On July 11, 2018 the State of Nevada approved the name change from Freight Solution, Inc. to Quanta, Inc.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326), which replaces the incurred-loss impairment methodology and requires immediate recognition of estimated credit losses expected to occur for most financial assets, including trade receivables. Credit losses on available-for-sale debt securities with unrealized losses will be recognized as allowances for credit losses limited to the amount by which fair value is below amortized cost. ASU 2016-13 is effective for the company beginning January 1, 2020 and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the company’s present or future consolidated financial statements.

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MANAGEMENT

Sole Director and Executive Officers

The following table sets forth the name and age of officers and director as of the date hereof. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the board of directors, or his successor is elected and qualified.

Name	Position	Age
Eric Rice	Founder, Chairman, Chief Executive Officer and Chief Financial Officer	42
Jeffrey Doiron	President and Chief Operations Officer	46

Eric Rice, Founder, Chairman, Chief Executive Officer and Chief Financial Officer. Prior to launching Quanta in 2016, Mr. Rice was the founder of 25 Ventures, a technology venture studio. Before that he was the CEO of TrepScore, an artificial intelligence platform for small business data from 2014 to 2016, and the COO of Business Rockstars from 2015 to 2016. Mr. Rice has no further activity or interest in any of these operations. He has built companies in numerous verticals including financial services, digital media, artificial intelligence, biotechnology, live gaming and cannabis. Mr. Rice leads Quanta’s operations and overall strategic direction. He holds a Bachelor of Arts Degree in SCS from Indiana University. Mr. Rice’s status as the founder along with his extensive experience in marketing led to the conclusion that he is qualified to serve in these capacities.

Jeffrey Doiron, President and Chief Operations Officer. Before taking over operations for Quanta, Mr. Doiron founded and grew one of the continent’s most innovative advanced digital agencies. He was the Managing Director and Cofounder of Fuel Industries Inc from 1999 through 2017. He uses his vast experience to connect new and exciting ideas with the right partners and brands. He guides the team to unlock their most creative selves and drive forward the momentum of the company. The Company concluded that Mr. Doiron’s past experiences and training render him qualified to serve in these capacities.

Board of Directors

Each director is elected to the board of directors and serves until his or her successor is elected and qualified, unless he or she resigns or is removed earlier. each of our officers is elected by our board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is earlier removed from office or resigns.

At the very least, we will reimburse all directors for expenses incurred in attending directors’ meetings provided that we have sufficient resources to pay these expenses. We will consider in applying for officers and directors liability insurance at such time that we have the financial resources to do so.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our board of directors intends to establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three independent directors to have effective committee systems.

As of the date hereof, we have not established any board committees.

Family Relationships

No family relationship exists between any director, executive officer, or any person contemplated to become such.

Director Independence

We currently do not have any independent directors serving on our board of directors.

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Potential Conflicts

The OTC Markets, on which we have our shares of common stock quoted, does not currently have any director independence requirements.

No member of management will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer’s understanding of his/her fiduciary duties to us.

Currently we have only one officer and one director (both of whom are the same person), and will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●	has had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; or

●	been subject or a party to or any other disclosable event required by Item 401(f) of Regulation S-K.

Code of Business Conduct and Ethics

Upon incorporation we adopted a written code of ethics applicable to our board of directors, officers and employees in accordance with applicable Federal and states securities laws. Our board of directors shall oversee compliance with the code of ethics as it relates to the company through an officer designated by the board. Employees are required to report known and suspected breaches of our code of ethics to an appropriate supervisor, or in the case of officers and directors, to a senior officer designated by our board of directors. Our code of ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with securities regulators and in our other public communications;

●	compliance with applicable laws, rules and regulations, including insider trading compliance; and

●	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as Exhibit 14.1 to our Registration Statement filed on Form S-1 on June 1, 2017.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2019, the transition period ended December 31, 2018 and the fiscal year ended April 30, 2018:

Name and Principal Position	Period	Base Salary ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Eric Rice	Fiscal Year ended December 31, 2019	103,044	—	—	103,044
Founder, Chairman and Chief	Transition Period ended December 31, 2018	14,500	—	—	14,500
Executive Officer (Principal Executive Officer) (1)	Fiscal Year ended April 30, 2018	—	—	—	—

Jeffrey Doiron	Fiscal Year ended December 31, 2019	93,732	415,672	—	509,404
President (1)	Transition Period ended December 31, 2018	—	—	59,027	59,027
	Fiscal Year ended April 30, 2018	—	—	—	—

Kirk Westwood	Fiscal Year ended December 31, 2019	71,803	566,826	30,293	668,922
Vice President (1)	Transition Period ended December 31, 2018	—	—	87,710	87,710
	Fiscal Year ended April 30, 2018	—	—	—	—

(1) Appointed June 6, 2018.

(2) The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 by utilizing the Black-Scholes option-pricing model.

Employment Agreements

The Company entered into employment agreements with Messrs. Rice, Doiron and Westwood on September 4, 2019 pursuant to which Mr. Rice agreed to serve as our Chief Executive Officer for annual compensation of $120,000, Mr. Doiron agreed to serve as our President for annual compensation of $108,000, and Mr. Westwood agreed to serve as our Vice President for annual compensation of $78,000. Mr. Rice’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Rice is entitled to twelve months severance. Mr. Doiron’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Doiron is entitled to three months severance. Mr. Westwood’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Westwood is entitled to three months severance.

Director Compensation

We have no arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Pension Table

None.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement, or any other termination of employment with our company, or from a change in the control of our Company.

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Compensation Committee

We do not have a separate compensation committee. Instead, our board of directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for other officers, administers our stock option plans and other benefit plans, if any, and considers other matters that may be brought forth to it.

Risk Management Considerations

We believe our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2019:

Name	Number of shares underlying unexercised options exercisable (#)		Number of shares underlying unexercised options unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Eric Rice
Founder, Chairman and Chief Executive Officer (Principal Executive Officer)	—		—		—	—

Jeffrey Doiron
President	572,917	(1)	527,083	(1)	0.23	12/09/2029

Kirk Westwood
Vice President	1,000,000	(2)	500,000	(2)	0.23	12/09/2029

(1)	Mr. Doiron was granted an option to purchase 1,100,000 shares of our common stock, which vested as to one-half of the shares on the grant date, December 9, 2019, and the remainder of the shares vest ratably in monthly installments over 24 months commencing after the grant date.
(2)	Mr. Westwood was granted an option to purchase 1,500,000 shares of our common stock, which vested as to two-thirds of the shares on the grant date, December 9, 2019, and the remainder of the shares vest ratably in monthly installments over one year commencing on the first anniversary of the grant date.

The Company and its board may grant awards as it sees fit to its employees as well as key consultants and other outside professionals.

Long-Term Incentive Plans and Awards

On June 27, 2019, our board of directors adopted the Quanta, Inc. 2019 Omnibus Stock Incentive Plan (the “2019 Plan”). The following is a summary of the principal features of the 2019 Plan:

Provision of Plan	Description
Eligible Participants:	Employees, directors, and consultants of the Company, any related entity, and any successor entity that adopts the 2019 Plan.

Share Reserve:	● Total of 12,000,000 shares of the Company’s Common Stock.
● The reserved shares will be reduced (i) by one share for each share granted pursuant to stock options, stock appreciation rights, or other awards awarded under the 2019 Plan, and (ii) to the extent cash is delivered in lieu of shares of Common Stock upon the exercise of a stock appreciation right, the Company will be deemed to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related stock option.

Award Types:	● Incentive stock options ● Nonstatutory stock options ● Stock appreciation rights ● Restricted stock awards ● Restricted stock unit awards ● Dividend equivalent rights

Vesting:	Determined by the board of directors.

Award Limits:	No more than 1,200,000 shares may be issued to a single participant pursuant to stock options and stock appreciation rights in a calendar year.

Repricings:	Repricing of outstanding stock awards is not permitted without the approval of the Company’s stockholders, except for certain ratable capitalization adjustments as set forth in the 2019 Plan.

Plan Termination Date:	June 27, 2029.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years, including the transition period ended December 31, 2018.

Review, Approval and Ratification of Related Party Transactions

Our board of directors is responsible to approve all related party transactions. Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the company or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

According to the NASDAQ definition, Mr. Eric Rice is not an independent director because he currently holds the title of an officer in the company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information known to us regarding beneficial ownership of our common stock as of December 31, 2019 by:

●	each person known by us to be the beneficial owner of more than 5% of outstanding Company common stock;

●	each of our executive officers and directors; and

●	all our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of our common stock beneficially owned by him or her.

Name And Address (1)	Beneficially Owned	Percentage Owned (2)
Eric Rice, Chairman, Chief Executive Officer	17,925,390	32.7%
Jeffrey Doiron, President	618,750	1.1%
Kirk Westwood, Vice President	1,000,000	1.8%
All directors and officers as a group (2 persons)	19,544,140	35.7%

Other 5% Holders
Brothers Pascarella LLC	4,000,000	7.3%

(1) The address for all officers, directors and beneficial owners is 3606 W Magnolia Blvd, Burbank, CA 91505.

(2) Based on 54,792,255 shares of common stock outstanding as of December 31, 2019.

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DESCRIPTION OF CAPITAL STOCK

We were incorporated under the laws of the State of Nevada on April 28, 2016. We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2019, 54,792,255 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, an aggregate of 12,000,000 shares of common stock are reserved for issuance upon the exercise of outstanding options and the conversion of convertible notes will result in the issuance of additional shares of common stock.

Preferred Stock

Our articles of incorporation authorize the issuance of 25,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or were outstanding as of the date of this prospectus. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 25,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have not issued any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

●	the number of shares and the designation of the series;

●	whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

●	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

●	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

●	whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

●	the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

If issued, our preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our articles of incorporation authorize the issuance of 100,000,000 shares of Common Stock. The holders of our Common Stock:

●	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

●	are entitled to share ratably in all of the assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

●	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

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Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock (or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks (which they currently are and probably will be for the foreseeable future). Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes (“NRS” or “Nevada law”). Certain provisions of Nevada law described below create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Convertible Notes

On November 25, 2019, we issued a 10% convertible promissory note in the principal amount of $30,000. The convertible note bears interest at a rate of 10% per annum and matures on May 31, 2020. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to 50% of the lowest closing bid price for our common stock during the preceding 20 trading days.

On October 29, 2019, we received $253,800 in proceeds from the issuance of a convertible note in the principal balance of $282,000. The convertible note bears interest at a rate of 12% and matures on April 29, 2020. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to the lesser of (i) 60% of the lowest trading price for our common stock during the 25 trading days preceding the date of the convertible note or (ii) 60% of the lowest trading price for our common stock during the 25 trading days preceding the date of conversion. In connection with the note, we issued 705,000 returnable shares of our common stock to the holder of the convertible note. In addition, as a commitment fee, we also issued 141,000 shares of our common stock to the holder of the convertible note.

Selected Provisions of the Nevada Revised Statutes

Directors’ Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and shippers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Dissenters’ Rights. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see NRS 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

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A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

●	listed on a national securities exchange,

●	included in the national market system by the Financial Industry Regulatory Authority (“FINRA”), or

●	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner’s interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days’ written notice. The records covered by this right include official copies of:

●	the articles of incorporation, and all amendments thereto,

●	bylaws and all amendments thereto; and

●	a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our most recent annual report on Form 10-K. You can view these and our other filings at www.sec.gov in the “EDGAR” database.

Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders’ meeting held upon the request and at the expense of the acquiring person. If the acquiring person’s shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An “acquiring person” means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. “Controlling interest” means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. “Control shares” means the company’s outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

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These Nevada statutes do not apply if a company’s articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in the company.

Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an “interested shareholder.” As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the 1934 Securities Exchange Act, unless the company’s articles of incorporation provide otherwise.

These provisions of Nevada law prohibit us from engaging in any “combination” with an interested stockholder for three years after the interested stockholder acquired the shares that cause him/her to become an interested shareholder, unless he had prior approval of our board of directors. The term “combination” is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, a “resident domestic corporation” means a Nevada corporation that has 200 or more shareholders. An “interested stockholder” is defined in NSR 78.423 as someone who is either:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or

●	our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Amendments to Bylaws

Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121. Its telephone number is (801) 274-1088.

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SHARES ELIGIBLE FOR FUTURE SALE

Our shares of common stock are thinly traded. Only a small percentage of our common stock is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The sales of a substantial amount of common stock in the public market in the future, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

As of December 31, 2019, 54,792,255 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, an aggregate of 12,000,000 shares of common stock are reserved for issuance upon the exercise of outstanding options and the conversion of convertible notes will result in the issuance of additional shares of common stock.

All of the shares of our common stock sold under this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate or held by our current stockholders, or issued by us in connection with the conversion or exercise of the preferred stock, warrants and options described above, may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the current public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1.0% of the then outstanding shares of our common stock; or

●	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed on Form 144.

Such sales by affiliates under Rule 144 are also subject to restrictions relating to the manner of sale, notice requirements and the availability of current public information about us, and to the holding period requirements set forth above if the shares are restricted securities.

Rule 701

Rule 701 of the Securities Act, as currently in effect, permits each of our employees, officers, directors, and consultants, to the extent such persons are not “affiliates” as that term is defined in Rule 144, who purchased or received our shares pursuant to a written compensatory plan or contract, to resell such shares in reliance upon Rule 144, but without compliance with the specific requirements regarding the availability of public information or holding periods thereunder. Rule 701 provides that affiliates who purchased or received shares pursuant to a written compensatory plan or contract are eligible to resell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144.

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THE OFFERING

On November 25, 2019, we entered into the Purchase Agreement and Registration Rights Agreement pursuant to which we sold 5,000,000 shares of our common stock to the Reselling Stockholders.

The Reselling Stockholders will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.37 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by the Reselling Stockholders; however, we did receive proceeds from our initial sale of the Resell Shares to the Reselling Stockholders pursuant to the Purchase Agreement.

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PLAN OF DISTRIBUTION

The Reselling Stockholders and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales will be at a fixed price of $0.37 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A Reselling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the Reselling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Reselling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Reselling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The Reselling Stockholders may be considered underwriters within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Reselling Stockholders. The Reselling Stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the Reselling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the Reselling Stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Reselling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Reselling Stockholders or any other person. We will make copies of this prospectus available to the Reselling Stockholders.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorize a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Quanta, Inc. as of December 31, 2018 and March 31, 2018, and for the nine-month transition period ended December 31, 2018 and the year ended March 31, 2018, appearing in this prospectus have been so included in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). At some point in the near future we intend to make our reports, amendments thereto, and other information available, free of charge, on our website. At this time, we do not provide a link on its website to such filings, and there is no estimate for when such a link on our website will be available.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

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41

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors of

Quanta, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Quanta, Inc. (the “Company”) as of December 31, 2018 and March 31, 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the nine month transition period ended December 31, 2018 and the year ended March 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and March 31, 2018, and the results of its operations and its cash flows for the nine month transition period ended December 31, 2018 and year ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended December 31, 2018, the Company incurred a net loss and utilized cash in operations, and at December 31, 2018, had a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 16, 2019

F-1

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	March 31, 2018
ASSETS
Current assets:
Cash	$35,820	$45,833
Accounts receivable	19,561	-
Total current assets	55,381	45,833

Equipment, net	372,880	284,755

Security deposit	16,770	-

Total assets	$445,031	$330,588

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$9,617	$21,000
Notes payable	180,000	80,000
Convertible notes payable	-	1,056,000
Total current liabilities	189,617	1,157,000

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 25,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 39,200,090 and 21,908,810 shares issued and outstanding as of December 31, 2018 and March 31, 2018, respectively	39,200	21,909
Shares to be issued (612,000 shares)	306,000	-
Additional paid-in capital	2,360,598	(11,909)
Accumulated deficit	(2,450,384)	(836,412)
Total stockholders’ equity (deficit)	255,414	(826,412)

Total liabilities and stockholders’ equity (deficit)	$445,031	$330,588

See notes to consolidated financial statements

F-2

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended December 31, 2018	Nine months ended December 31, 2017	Year ended March 31, 2018
		(Unaudited)

Sales, net	$225,254	$15,564	$50,829
Cost of goods sold	183,681	-	38,000
Gross profit	41,573	15,564	12,829

Operating expenses:
Contractors and employees	454,179	112,656	198,782
Research and development	207,600	146,273	208,762
Selling, general, and administrative	1,055,805	165,665	278,195
Total operating expenses	1,717,584	424,594	685,739
Loss from operations	(1,676,011)	(409,030)	(672,910)

Other income (expense):
Interest expense	-	(21,778)	(62,778)
Interest income	39	-	1
Gain on forgiveness of accrued interest	21,000	-	-
Gain on extinguishment of debt	41,000	-	-
Other income and expense, net	62,039	(21,778)	(62,777)

Net loss	$(1,613,972)	$(430,808)	$(735,687)

Net loss per share, basic and diluted	$(0.05)	$(0.02)	$(0.03)
Weighted average common shares outstanding – basic and diluted	35,100,108	21,908,810	21,908,810

See notes to consolidated financial statements.

F-3

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, March 31, 2017	21,908,810	$21,909	$(11,909)	$-	$(100,725)	$(90,725)
Net loss for the year ended March 31, 2018	-	-		-	(735,687)	(735,687)
Balance, March 31, 2018	21,908,810	21,909	(11,909)	-	(836,412)	(826,412)
Shares issued for recapitalization	6,500,000	6,500	(6,500)	-	-	-
Costs of recapitalization	-	-	(495,760)	-	-	(495,760)
Shares issued for cash	6,500,090	6,500	1,293,518	-	-	1,300,018
Fair value of shares issued for settlement of convertible notes payable	3,771,040	3,771	1,011,229	-	-	1,015,000
Fair value of shares issued for services	520,150	520	193,510	-	-	194,030
Fair value of warrants issued for services	-	-	376,510	-	-	376,510
Shares to be issued	-	-	-	306,000	-	306,000
Net loss for the nine months ended December 31, 2018	-	-	-	-	(1,613,972)	(1,613,972)
Balance, December 31, 2018	39,200,090	$39,200	$2,360,598	$306,000	$(2,450,384)	$255,414

See accompanying notes to financial statements

F-4

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended December 31, 2018	Nine Months Ended December 31, 2017	Year Ended March 31, 2018
		(Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	(1,613,972)	(430,808)	(735,687)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	86,875	33,785	62,745
Fair value of shares issued for services	194,030	-	-
Fair value of warrants issued for services	376,510	-	-
Gain on forgiveness of accrued interest	(21,000)	-	-
Gain on extinguishment of debt	(41,000)	-	-
Accretion expense	-	-	41,000
Changes in operating assets and liabilities:
Accounts Receivable	(19,561)	-	-
Accounts payable and accrued liabilities	9,617	21,000	21,000
Net cash used in operating activities	(1,028,501)	(376,023)	(610,942)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of equipment	(175,000)	(172,500)	(172,500)
Payments for security deposit	(16,770)	-	-
Net cash used in investment activities	(191,770)	(172,500)	(172,500)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from shares issued for cash	1,300,018	-	-
Proceeds from convertibles notes payable	-	494,000	1,015,000
Proceeds from notes payable	100,000	80,000	80,000
Principal payments of notes payable	-	(70,000)	(420,000)
Proceeds from shares to be issued	306,000	-	-
Costs of recapitalization	(495,760)	-	-
Net cash provided by financing activities	1,210,258	504,000	675,000
Decrease in cash	(10,013)	(44,523)	(108,442)
Cash and cash equivalents, beginning of period	45,833	68,021	154,275
Cash and cash equivalents, end of period	35,820	23,498	45,833

Supplemental Disclosures of Cash Flow Information:
Cash paid for taxes	1,600	-	3,200
Cash paid for Interest	-	810	810

Non-cash investing and financing activities
Fair value of shares issued for settlement of convertible notes payable	1,015,000	-	-

See notes to consolidated financial statements

F-5

QUANTA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2018

AND THE YEAR ENDED MARCH 31, 2018

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Quanta, Inc (“the Company”) was incorporated as Freight Solution, Inc. on April 28, 2016 in the State of Nevada.

Effective June 6, 2018, Freights Solution and Bioanomaly, Inc. (“Bioanomaly”) entered in a merger agreement. Pursuant to the merger agreement, all the shareholders of Bioanomaly exchanged all of their shares of Bioanomaly for an aggregate of 21,908,810 newly issued shares of Freight Solution’s common stock. Freight Solution shareholders retained 6,500,000 shares of common stock, which represents 23% of the issued and outstanding stock following the merger. Immediately following the merger, the Board of Directors consisted of three members appointed by Bioanomaly and all former members of Freight Solution’s Board and former officers resigned.

The merger agreement contains customary representation and warranties of Freight Solution and, as applicable, Bioanomaly for like transactions. As a result of the merger, a change in control occurred. The merger will be treated as a reverse merger and recapitalization for financial reporting purposes with Bioanomaly deemed to be the accounting acquirer and Freight Solution deemed to be the legal acquirer. The historical financial statements of Freight Solution before the merger have been replaced with the historical financial statements of Bioanomaly before the merger in all future filings with the Securities and Exchange Commission (the “SEC”).

The Company incurred $495,760 of finders, legal, and advisory fees related to the merger. As the merger is considered a capital transaction in substance, these costs were charged directly to additional paid-in capital as a cost of the merger.

On July 11, 2018, the Company changed its name to Quanta, Inc. The Company is an applied science business focused on increasing energy levels of plant matter and increasing performance within the human body.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the nine months ended December 31, 2018, the Company incurred a net loss of $1,613,972 and used cash in operating activities of $1,028,501, and at December 31, 2018, the Company had a had a working capital deficiency of $134,236. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2018, the Company had cash on hand in the amount of $35,820. Subsequent to the December 31, 2018 the Company received $230,365 for subscriptions for shares of common stock to be issued in a private placement. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stock holders, in the case of equity financing

Basis of presentation and change in fiscal year

The accompanying consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America, In December 2018, the Board of Directors of the Company approved a change in the Company’s fiscal year end from March 31 to December 31. The Company’s fiscal year now begins on January 1 and ends on December 31 of each year, starting on January 1, 2019. The required transition period of April 1, 2018 to December 31, 2018 is included in the consolidated financial statements. For comparative purposes, the unaudited consolidated statements of operations and consolidated statements of cash flows for the nine months ended December 31, 2017 are also presented.

The accompanying unaudited consolidated statements of operations and consolidated statements of cash flows for the nine months ended December 31, 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. The results of operations for the nine months ended December 31, 2017 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending March 31, 2018. These financial statements should be read in conjunction with the financial statements of the Company for the year ended March 31, 2018 and notes thereto contained within this Form 10-KT.

F-6

Principles of Consolidation

The consolidated financial statements include the accounts of Quanta Inc, and its wholly-owned subsidiary, Bioanomaly, Inc. Intercompany transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, impairment analysis of long-term assets, valuation allowance on deferred income taxes, assumptions used in valuing stock instruments issued for services, and the accrual of potential liabilities. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

Equipment

Equipment is stated at cost less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes.

Equipment under construction includes equipment which is not ready for its intended use. No depreciation is applied to equipment under construction. Once construction is complete and the equipment is ready for its intended use and placed into service, the equipment will begin to be depreciated.

Management assesses the carrying value of equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the nine months ended December 31, 2018 and the year ended March 31, 2018, the Company determined there were no indicators of impairment of its property and equipment.

Revenue

Prior to April 1, 2018, the Company recognized its revenue in accordance with Accounting Standards Codification (ASC) 605 Revenue Recognition, upon the delivery of its services or products when: (1) delivery had occurred or services rendered; (2) persuasive evidence of an arrangement existed; (3) there are no continuing obligations to the customer; and (4) the collection of related accounts receivable was probable

Effective April 1, 2018, the Company adopted the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts. The implementation of ASC 606 did not have a material impact on the Company’s consolidated financial statements. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue consists of revenue from sales of its CBD products. Generally, the Company’s performance obligations are transferred to the customer at a point in time, typically upon delivery of products. The Company offers no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against service revenue. Additionally, to date, the Company has not incurred incremental costs in obtaining a client contract.

F-7

Cost of revenue includes direct costs and fees related to the sale of our products.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts if deemed necessary, do not bear interest, and payments are generally due within thirty to forty-five days of invoicing. The carrying value of accounts receivable approximates their fair value. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At December 31, 2018 and March 31, 2018, the Company did not record any allowance for uncollectible accounts.

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Stock Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, and for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board (FASB) whereas the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Options granted to non-employees are revalued each reporting period to determine the amount to be recorded as an expense in the respective period. As the options vest, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s stock option and warrant grants are estimated using the Black-Scholes-Merton option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or warrants, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Net Loss per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding warrants and convertible notes are exercised and the proceeds are used to purchase common stock at the average market price during the period. Warrants and convertible notes may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

At December 31, 2018 and March 31, 2018, there were 3,000,000 and 3,771,000, respectively, of potentially dilutive shares outstanding that have been excluded from calculation of weighted average shares as effect would have been anti-dilutive.

Advertising costs

Advertising costs are expensed as incurred. During the nine-month period ended December 31, 2018 and year ended March 31, 2018, advertising costs totaled $27,529 and $21,628, respectively.

F-8

Fair Value of Financial Instruments

The Company follows the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The Company is required to use of observable market data if such data is available without undue cost and effort.

The Company believes the carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and notes payable, approximate their fair values because of the short-term nature of these financial instruments

Concentrations of risks

For the nine months ended December 31, 2018 and year ended March 31, 2018, no customer accounted for 10% or more of revenue or accounts receivable at period-end.

For the nine months ended December 31, 2018 and year ended March 31, 2018, no vendor accounted for 10% or more of the Company’s cost of revenues, or accounts payable at period-end.

The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits. At December 31, 2018, the Company did not have cash deposits that exceeded the federally insured limit of $250,000. The Company believes that no significant concentration of credit risk exists with respect to its cash balances because of its assessment of the creditworthiness and financial viability of the financial institution.

Research and Development Costs

Costs incurred for research and development are expensed as incurred. The salaries, benefits, and overhead costs of personnel conducting research and development of the Company’s products comprise research and development expenses. Purchased materials that do not have an alternative future use are also expensed.

Segments

The Company operates in one segment for the development and distribution of our CBD products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which was subsequently amended in 2018 by ASU 2018-10, ASU 2018-11 and ASU 2018-20 (collectively, Topic 842). Topic 842 will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. Topic 842 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. Topic 842 allows for a cumulative-effect adjustment in the period the new lease standard is adopted and will not require restatement of prior periods. The Company is in the process of evaluating the impact of Topic 842 on the Company’s financial statements and disclosures, though the adoption is expected to result in an increase in the assets and liabilities reflected on the Company’s balance sheets.

F-9

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” The ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company is currently assessing the effect that the ASU will have on our financial position, results of operations, and disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 - EQUIPMENT

Equipment, stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2018	March 31, 2018

Machinery-technology equipment	$347,500	$347,500
Machinery-technology equipment under construction	175,000	-
	522,500	347,500
Less accumulated depreciation	(149,620)	(62,745)

	$372,880	$284,755

Depreciation expense for the nine months ended December 31, 2018 and year ended March 31, 2018 was $86,875 and $62,745, respectively. As of December 31, 2018, the equipment under construction is approximately 50% complete, and is expected to be completed and placed into service during the year ended December 31, 2019.

NOTE 3 – NOTES PAYABLE

	As of	As of
	December 31, 2018	March 31, 2018

Note payable, due January 13, 2019, interest at 8.3% per annum, secured by all the assets of the Company. The Company did not pay the note when due and is currently working with the note holder to extend the due date.	$80,000	$80,000

Note payable, unsecured, due January 6, 2019, interest at 10% per year. The Company did not pay the note when due and is currently working with the note holder to extend the due date.	100,000	-

Total notes payable (all current portion)	$180,000	$80,000

NOTE 4 – CONVERTIBLE NOTES PAYABLE

During the year ended March 31, 2018, the Company issued nine convertible notes payable for an aggregate of $1,015,000. Each note payable is unsecured, accrues interest at 5% compounded annually, and matures 24 months from the date issued. The conversion price for each note is to be at the lower of (i) a 20% discount to the pricing of shares in a financing or (ii) at a price per share implied by the valuation cap determined for each note. The Company reviewed the guidance of ASC 480-10-25-14, which requires liability accounting for a financial instrument that embodies an unconditional obligation to transfer a variable number of equity shares if the monetary value of the obligation at inception is based solely or predominantly on any of the following: (a) a fixed monetary amount known at inception, (b) variations in something other than the fair value of the issuer’s equity shares or (c) variations inversely related to changes in the fair value of the issuer’s equity shares.

F-10

Upon issuance, the Company anticipated that the convertible notes will be predominately paid off by the issuance of the Company’s equity shares. Accordingly, the Company determined that the Company’s obligation associated with the convertible notes payable are monetary amounts fixed at inception to be settled by a variable number of equity shares for the convertible notes. The Company determined that the fair value of the convertible notes was $1,181,250 which reflects the 20% discount to the conversion price. The convertible notes were being accreted to this fair value over the respective two year terms of the notes. At March 31, 2018, accretion of $41,000 was recorded and the balance of the convertible notes was $1,056,000.

On May 17, 2018, the Company and the convertible note holders entered into a conversion and settlement agreement whereby each note holder agreed to settle the outstanding principal of their note in exchange for shares of common stock of the Company. The amount of shares issued was agreed upon separately by each shareholder and the Company. The convertible notes payable principal totaled $1,015,000 and were converted into a total of 3,771,040 shares of common stock, at conversion prices ranging from $0.30 per share to $1.04 per share. On May 17, 2018, the convertible notes and accreted balance totaled $1,056,000, and the shares issued were measured at their fair value of $1,015,000. The difference of $41,000 was recorded as gain on settlement of debt.

NOTE 5 – INCOME TAXES

On December 22, 2017, the Tax Reform Act was signed into law which significantly changed U.S. tax law by, among other things, lowering the corporate income tax rate from 35% to 21%, effective January 1, 2018; allowing for the acceleration of expensing for certain business assets; requiring companies to pay a one-time transition tax on certain un-remitted earnings of foreign subsidiaries; and eliminating U.S. federal income tax on dividends from foreign subsidiaries. The Company has no tax provision for any period presented due to its history of operating losses. As of December 31, 2018, the Company had deferred tax assets of approximately $498,000, resulting from certain temporary differences and net operating loss (“NOL”) carry-forwards of approximately $2,370,000, which are available to offset future taxable income. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as management has determined that their realization is not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. Due to the change in control of the Company (see Note 1), there are significant limitations on the use of the NOLs in future periods.

The income tax provision consists of the following for the nine months ended December 31, 2018 and the year ended March 31, 2018:

	December 31, 2018	March 31, 2018
Federal
Current	$-	$-
Deferred	-	-

State
Current	-	-
Deferred	-	-

Income tax provision	$-	$-

Components of deferred tax assets as of December 31, 2018 and March 31, 2018 are as follows:

	December 31, 2018	March 31, 2018
Net deferred tax assets – non-current:

NOL carry-forwards	$378,000	$162,000
Share-based compensation	120,000	-
Less valuation allowance	(498,000)	(162,000)

Deferred tax assets, net of valuation allowance	$-	$-

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income tax provision is as follows:

	For the nine months ended December 31, 2018	For the year ended March 31, 2018

Federal statutory income tax rate	21.0%	30.0%

Change in valuation allowance	(21.0)	(30.0)

Effective income tax rate	0.0%	0.0%

F-11

The Company’s operations are based in California and it is subject to Federal and California state income tax. Tax years after 2014 are open to examination by United States and state tax authorities.

The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2018 and March 31, 2018, no liability for unrecognized tax benefits was required to be recorded.

NOTE 6 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company’s authorized capital consists of 125,000,000 shares, of which 100,000,000 shares are designated as shares of common stock, par value $0.001 per share, and 25,000,000 shares are designated as shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently outstanding. Shares of preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, relative, participating, options and other rights, and the qualifications, limitations, or restrictions thereof, of the preferred stock are to be determined by the Board of Directors before the issuance of any shares of preferred stock in such series.

During the nine months ended December 31, 2018, the Company and convertible note holders entered into conversion and settlement agreements whereby $1,015,000 of convertible notes were converted into a total of 3,771,040 shares of common stock, at conversion prices ranging from $0.30 per share to $1.04 per share.

On June 6, 2018, the Company sold a total of 6,500,090 shares of common stock in private placements at $0.20 per share, for aggregate gross proceeds of $1,300,018.

During the nine months ended December 31, 2018, the Company issued 520,150 shares of common stock to two individuals for services. The shares were valued based on contemporaneous sales of the Company’s common stock at prices ranging from $0.20 to $0.50 per share for total fair value of $194,030. During the nine months ended December 31, 2018, the Company recognized compensation costs of $194,030 related to these shares, which is included in selling, general, and administrative expense on the accompanying consolidated statement of operations. There were no shares of common stock issued for services during the year ended March 31, 2018.

During the nine months ended December 31, 2018, the Company received $306,000 for subscriptions to purchase 612,000 shares of its common stock in a private placement at a price of $0.50 per share. Subsequent to December 31, 2018 the Company received an additional $230,365 in subscriptions for an additional 467,730 shares of common stock to be issued. As of December 31, 2018, and through the date of the financial statements, the shares had not been issued. The private placement offering is expected to terminate upon the sale of 3,000,000 shares of common stock and the Company is obligated to issue the shares once the private placement offering is completed.

NOTE 7 – WARRANTS

On June 6, 2018, the Company issued warrants to purchase 3,000,000 shares of its common stock to two consultants for services with a total fair value of $376,510 determined using the Black-Scholes-Merton Option Pricing model. The options are exercisable at $0.30 per share, were vested immediately, and expire in June 2022. During the nine months ended December 31, 2018, the Company recognized compensation costs of $376,510 related to these warrants which is included in selling, general, and administrative expense on the accompanying consolidated statement of operations. There were no warrants issued during the year ended March 31, 2018.

The Black-Scholes-Merton inputs used were as follows: risk free interest rate of 1.7%, expected volatility of 100%, expected term of 4.0 years, and expected dividend rate of 0%. The risk-free interest rate was based on rates established by the Federal Reserve Bank. The expected volatility is based on other companies that with similar operations and size. The expected life of the warrants was based on the remaining terms of the warrants. The expected dividend yield was based on the fact that the Company has not customarily paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

F-12

There were no warrants outstanding at March 31, 2018. The table below summarizes the Company’s warrant activities for the nine months ended December 31, 2018:

	Number of warrants	Weighted Average Exercise Price	Contractual Life in Years

Warrants Outstanding and Exercisable as of March 31, 2018	-	$-	-
Granted	3,000,000	$0.30	4.00
Exercised	-	$-	-
Expired	-	$-	-
Warrants Outstanding and Exercisable as of December 31, 2018	3,000,000	$0.30	4.00

The following table summarizes information concerning the Company’s stock warrants as of December 31, 2018:

	Warrants Outstanding			Warrants Exercisable
Exercise Prices	Number Outstanding	Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Average Remaining Contractual Life (in years)	Weighted Average Exercise Price

$0.30	3,000,000	4.00	$0.30	3,000,000	4.00	$0.30

At December 31, 2018, intrinsic value of the warrants was approximately $600,000. There were no warrants outstanding at March 31, 2018.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company has a profit sharing agreement with an individual in consideration of the Company’s exclusive use of patented technology developed by the individual. Pursuant to the agreement, profits (as defined) from the Company’s operations will be allocated 50% to the Company and 50% to the individual. For the nine months ended December 31, 2018 and the year ended March 31, 2018, the Company incurred net losses and therefore no allocation of profit is due.

On June 6, 2018, the Company entered into a noncancelable operating lease for its headquarters office requiring payments of $8,385 per month, with lease payments increasing 5% each year, and ending on July 31, 2023. As of December 31, 2018, the Company’s future minimum rental payments for its headquarters office are as follows:

Year ending December 31:
2019	$102,716
2020	108,292
2021	113,707
2022	119,392
2023	61,152

Total	$505,259

F-13

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$34,406	$35,820
Accounts receivable	56,652	19,561
Total current assets	91,058	55,381

Equipment, net	335,028	372,880
Operating lease right-of-use asset, net	327,977	-
Security deposit	16,770	16,770

Total assets	$770,833	$445,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$38,843	$9,617
Notes payable ($120,850 in default at September 30, 2019)	120,850	180,000
Deferred revenue, distribution agreement current portion	34,104	-
Operating lease liabilities, current portion	71,710	-
Total current liabilities	265,507	189,617

Long term liabilities
Deferred revenue, distribution agreement long-term portion	42,634	-
Operating lease liabilities, long-term portion	258,113	-
Total liabilities	566,254	189,617

Stockholders’ equity:
Preferred stock, $0.001 par value; 25,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 44,646,255 and 39,200,090 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	44,646	39,200
Shares to be issued (1,824,940 and 612,000 shares to be issued as of September 30, 2019 and December 31, 2018, respectively)	1,849,780	306,000
Additional paid-in capital	3,777,770	2,360,598
Accumulated deficit	(5,467,617)	(2,450,384)
Total stockholders’ equity	204,579	255,414

Total liabilities and stockholders’ equity	$770,833	$445,031

See notes to condensed consolidated financial statements

F-14

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30, 2019	Three months ended September 30, 2018	Nine months ended September 30, 2019	Nine months ended September 30, 2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales, net	$384,420	$74,253	$913,810	$134,183
Distributor license fees	8,526	-	17,052	-
Total revenue	392,946	74,253	930,862	134,183
Cost of goods sold	73,702	91,392	229,744	137,578
Gross profit (loss)	319,244	(17,139)	701,118	(3,395)

Operating expenses:
Employees compensation and contractors	338,317	168,885	831,773	386,876
Selling, general, and administrative	783,901	192,288	2,669,586	417,734
Research and development	115,047	58,833	196,805	215,461
Total operating expenses	1,237,265	420,006	3,698,164	1,020,071
Loss from operations	(918,021)	(437,145)	(2,997,046)	(1,023,466)

Other income (expense):
Interest Income	-	21,023	-	38
Gain on extinguishment of debt	-	-	-	62,000
Interest expense	(9,939)	-	(20,187)	-
Other income (expense), net	(9,939)	21,023	(20,187)	62,038

Net loss	$(927,960)	$(416,122)	$(3,017,233)	(961,428)

Net loss per share, basic and diluted	$(0.02)	$(0.02)	$(0.08)	$(0.04)
Weighted average common shares outstanding – basic and diluted	41,823,505	26,439,818	40,092,030	24,174,314

See notes to condensed consolidated financial statements

F-15

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

Three months ended September 30, 2019 (Unaudited)
	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, June 30, 2019	41,823,505	$41,823	$2,374,228	$2,303,797	$(4,539,657)	$180,191
Shares issued for cash	2,642,750	2,643	936,343	(454,017)	-	484,969
Fair value of shares for services	180,000	180	467,199	-	-	467,379
Net loss	-	-	-	-	(927,960)	(927,960)
Balance, September 30, 2019 (Unaudited)	44,646,255	$44,646	$3,777,770	$1,849,780	$(5,467,617)	$204,579

Nine months ended September 30, 2019 (Unaudited)
	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, December 31, 2018	39,200,090	$39,200	$2,360,598	$306,000	$(2,450,384)	$255,414
Shares issued for cash	2,642,750	2,643	1,313,722	(206,030)	-	1,110,335
Shares for services	212,505	213	106,040	1,749,810	-	1,856,063
Shares issued for cashless exercise of warrants	2,590,910	2,590	(2,590)	-	-	-
Net loss	-	-	-	-	(3,017,233)	(3,017,233)
Balance, September 30, 2019 (Unaudited)	44,646,255	$44,646	$3,777,770	$1,849,780	$(5,467,617)	$204,579

F-16

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (Continued)

(Unaudited)

Three months ended September 30, 2018 (Unaudited)
	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, June 30, 2018	38,900,090	$38,900	$2,210,898	$-	$(1,126,627)	$1,123,171
Shares to be issued				85,000		85,000
Net loss	-	-		-	(416,122)	(416,122)
Balance, September 30, 2018 (Unaudited)	38,900,090	$38,900	$2,210,898	$85,000	$(1,542,749)	$792,049

Nine months ended September 30, 2018 (Unaudited)
	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, December 31, 2017	21,908,810	$21,909	$(11,909)	$-	$(581,321)	$(571,321)
Shares issued for recapitalization	6,500,000	6,500	(6,500)			-
Costs of recapitalization			(495,760)			(495,760)
Shares issued for cash	6,500,090	6,500	1,293,518			1,300,018
Fair value of shares issued for notes payable	3,771,040	3,771	1,011,229			1,015,000
Shares to be issued				85,000		85,000
Fair value of shares issued for services	220,150	220	43,810			44,030
Fair value of warrants issued for services			376,510			376,510
Net loss	-	-		-	(961,428)	(961,428)
Balance, September 30, 2018 (Unaudited)	38,900,090	$38,900	$2,210,898	$85,000	$(1,542,749)	$792,049

See notes to condensed consolidated financial statements

F-17

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30, 2019	Nine months ended September 30, 2018
	(Unaudited)	(Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,017,233)	$(961,428)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	122,352	28,960
Fair value of shares for services	1,856,063	44,030
Fair value of warrants issued for services	-	376,510
Gain on extinguishment of debt	-	(62,000)
Amortization of right-of-use asset	57,553	-
Changes in operating assets and liabilities:
Accounts receivable	(37,091)	-
Accounts payable and accrued liabilities	29,226	49,252
Deferred revenue	76,738	-
Operating lease liabilities	(55,707)	-
Net cash used in operating activities	(968,099)	(524,676)

CASH FLOW FROM INVESTING ACTIVITIES:
Security Deposit	-	(16,770)
Purchase of equipment	(84,500)	(175,000)
Net cash used in investment activities	(84,500)	(191,770)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from shares to be issued	-	85,000
Proceeds from shares issued for cash	1,110,335	1,300,018
Proceeds from convertibles notes payable	-	176,000
Proceeds from notes payable	-	85,000
Principal payments of notes payable	(59,150)	(380,000)
Costs of recapitalization	-	(495,760)
Net cash provided by financing activities	1,051,185	770,258

Increase (decrease) in cash	(1,414)	53,812
Cash and cash equivalents, beginning of period	35,820	23,467
Cash and cash equivalents, end of period	$34,406	$77,279

Supplemental Disclosures of Cash Flow Information:
Cash paid for taxes	-	3,200
Cash paid for Interest	-	-

Non-cash investing and financing activities
Fair value of shares issued for settlement of convertible notes payable	$-	$1,015,000
Initial recognition of operating lease right-of-use asset and operating lease liabilities	$409,620	$-

See notes to condensed consolidated financial statements

F-18

QUANTA, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 and 2018 (UNAUDITED)

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Quanta, Inc (formerly “Bioanomaly”, the “Company”), a California corporation, was incorporated on December 27, 2016 and commenced operations in 2017. The Company is an applied science business focused on increasing energy levels of plant matter and increasing performance within the human body.

On June 6, 2018, Bioanomaly completed a merger with Freight Solution, Inc (“Freight Solution”), a Nevada corporation. Pursuant to the merger agreement, all the shareholders of Bioanomaly exchanged all of their shares of Bioanomaly for an aggregate of 21,908,810 newly issued shares of Freight Solution’s common stock. After the merger was completed, the Bioanomaly shareholders owned approximately 77% of the outstanding shares of common stock of Freight Solution and the original shareholders of Freight Solution owned approximately 23% of the outstanding shares of common stock of Freight Solution. The transaction was accounted for as a reverse merger (recapitalization) with Bioanomaly deemed to be the accounting acquirer and Freight Solution deemed to be the legal acquirer. Upon the closing, Bioanomaly changed its name to Quanta, Inc.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the nine months ended September 30, 2019, the Company incurred a net loss of $3,017,233 and used cash in operating activities of $968,099, and at September 30, 2019, the Company had a working capital deficiency of $174,449. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s December 31, 2018 financial statements, has expressed substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At September 30, 2019, the Company had cash on hand in the amount of $34,406. Subsequent to the September 30, 2019 the Company received $1,000,000 for subscriptions for shares of common stock to be issued in a private placement and $254,000 proceeds from the issuance of a convertible note. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing

Basis of presentation

The accompanying unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2019 and 2018, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2019. The Condensed Consolidated Balance Sheet information as of December 31, 2018 was derived from the Company’s audited Consolidated Financial Statements as of and for the nine-month period ended December 31, 2018, included in the Company’s Annual Report on Form 10-KT filed with the SEC on April 16, 2019. These financial statements should be read in conjunction with that report.

F-19

The consolidated financial statements include the accounts of Quanta Inc, and its wholly-owned subsidiary, Bioanomaly, Inc. Intercompany transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, reserve for uncollectible accounts receivable, impairment analysis of long-term assets, valuation of deferred tax assets, assumptions used in valuing stock instruments issued for services, and the accrual of potential liabilities. Actual results may differ from these estimates.

Revenue

The Company follows the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue primarily consists of revenue from sales of its CBD products. Generally, the Company’s performance obligations are transferred to the customer at a point in time, typically upon delivery of products. The Company offers no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against service revenue. Additionally, to date, the Company has not incurred incremental costs in obtaining a client contract. Cost of revenue includes direct costs and fees related to the sale of our products.

The Company also recognizes revenue from an exclusive distribution agreement. The Company’s revenue from the exclusive distribution agreement is considered revenue from a symbolic intellectual property (IP) and is recognized over the term of the agreement.

Leases

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The implementation of ASC 842 did not have a material impact on the Company’s consolidated financial statements and did not have a significant impact on our liquidity or on our compliance with our financial covenants associated with our loans. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of operating lease right-of-use assets of $409,620 and lease liabilities for operating leases of $409,620, and a zero cumulative-effect adjustment to accumulated deficit. The Company elected to exclude from its balance sheets recognition of leases having a term of 12 months or less (“short-term leases”) and elected to not separate lease components and non-lease components for its long-term leases. Lease expense is recognized on a straight-line basis over the lease term (see Note 3).

F-20

Stock-Based Compensation

The Company issues stock options and warrants, shares of common stock, and equity interests as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation to employees in accordance with FASB ASC 718, Compensation – Stock Compensation. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

In periods through December 31, 2018, the Company accounted for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated, and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

On January 1, 2019, the Company adopted ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions are measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial statements for the three months and nine months ended September 30, 2019 or the previously reported financial statements.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding shares of unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. Diluted earnings per share is computed by dividing the net income applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Shares of restricted stock are included in the diluted weighted average number of common shares outstanding from the date they are granted. Potential common shares are excluded from the computation when their effect is antidilutive.

At September 30, 2019, the dilutive impact 6,375,000 unvested restricted shares of the Company’s common stock have been excluded because their impact on the loss per share is anti-dilutive. At September 30, 2018, the dilutive impact of notes payable convertible into 3,771,000 shares of the Company’s common stock have been excluded because their impact on the loss per share is anti-dilutive.

Fair Value of Financial Instruments

The Company follows the authoritative guidance issued by the FASB for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

F-21

The Company is required to use of observable market data if such data is available without undue cost and effort.

The Company believes the carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and notes payable, approximate their fair values because of the short-term nature of these financial instruments

Concentrations of risks

For the three and nine months ended September 30, 2019 and September 30, 2018, no customer accounted for 10% or more of revenue or accounts receivable at period-end.

For the three and nine months ended September 30, 2019 and September 30, 2018, no vendor accounted for 10% or more of the Company’s cost of revenues, or accounts payable at period-end.

The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits, which may from time to time exceed the federally insured limit of $250,000. The Company believes that no significant concentration of credit risk exists with respect to its cash balances because of its assessment of the creditworthiness and financial viability of the financial institution.

Segments

The Company operates in one segment for the development and distribution of our CBD products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

F-22

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326), which replaces the incurred-loss impairment methodology and requires immediate recognition of estimated credit losses expected to occur for most financial assets, including trade receivables. Credit losses on available-for-sale debt securities with unrealized losses will be recognized as allowances for credit losses limited to the amount by which fair value is below amortized cost. ASU 2016-13 is effective for the Company beginning January 1, 2020 and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 - DISTRIBUTION AGREEMENT

Effective January 22, 2019, the Company entered into an agreement with Della Strada Wholesale for the exclusive rights to distribute the Company’s products in the state of Colorado for three years. In consideration, the Company received an up-front payment of $100,000. The Company determined that the exclusive distribution agreement was a distinct agreement for the license of symbolic IP and thus should be recognized on a straight-line basis over the three-year life of the agreement. For the three and nine months ended September 30, 2019, the Company recognized revenue related to this agreement of $8,526 and $17,052, respectively. For the three and nine months ended September 30, 2018, no distribution fee revenue was recorded.

NOTE 3 - OPERATING LEASE

In June 2018, the Company entered into a noncancelable operating lease for its headquarters office requiring payments of $7,936 per month, payments increasing 5% each year, and ending on July 31, 2023. At September 30, 2019, the remaining lease term was 4.25 years. The Company does not have any other leases.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

ASC Topic 842 includes a number of reassessment and re-measurement requirements for lessees based on certain triggering events or conditions, including measurement of lease payments. The Company reviewed the reassessment and re-measurement requirements and concluded that a reduction in lease payments effective August 1, 2019, required reassessment by the Company. As a result, the Company remeasured the lease liability to reflect the change in lease payments, which resulted in a reduction in the operating lease liability and a corresponding adjustment to the operating lease right-of-use asset of approximately $38,000 in the nine months ended September 30, 2019.

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

Nine months ended September 30, 2019
Lease Cost
Operating lease cost (included in general and administration in the Company’s unaudited condensed statement of operations)	$81,252

Other Information
Cash paid for amounts included in the measurement of lease liabilities for 2019	$50,310
Weighted average remaining lease term – operating leases (in years)	4.25
Average discount rate – operating leases	8.3%

F-23

The supplemental balance sheet information related to leases for the period is as follows:

At September 30, 2019
Operating leases
Long-term right-of-use assets	$327,977

Short-term operating lease liabilities	$71,710
Long-term operating lease liabilities	258,113
Total operating lease liabilities	$329,823

Maturities of the Company’s lease liabilities are as follows:

Year Ending	Operating Leases
2019 (remaining 3 months)	$23,811
2020	89,291
2021	102,090
2022	107,194
2023	64,316
Total lease payments	386,703
Less: Imputed interest/present value discount	(56,880)
Present value of lease liabilities	$329,823

Lease expenses were $81,252 and $34,285 during the nine months ended September 30, 2019 and 2018, respectively.

NOTE 4 – STOCKHOLDERS’ EQUITY

Common stock issued for cash

In September 2019, the Company completed a private placement of shares at a price of $0.50 per share. A total of $1,416,335 was received, including $1,110,335 received in 2019 and $306,000 received in 2018. The Company agreed to issue a total 2,842,690 shares, of which 2,642,750 shares were issued through September 30, 2019, and 199,940 shares are included in shares to be issued.

Common stock to be issued to consultant with vesting terms

On May 20, 2019, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to a consultant for services (see Note 6). 1,000,000 shares vested immediately, and the balance of 7,000,000 shares will vest 625,000 shares per quarter over 2.8 years. In the event the consultants service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination are forfeited to the Company in accordance with such restricted grant agreement.

The total fair value of the 8,000,000 shares was determined to be $4,000,000 based on the price per shares of a contemporaneous private placement of the Company’s common stock on the date granted. The Company accounts for the share awards using a graded vesting attribution method over the requisite service period, as if each tranche were a separate award. During the nine months ended September 30, 2019, total share-based expense recognized related to vested restricted shares totaled $1,749,810. At September 30, 2019, there was $2,250,190 of unvested compensation related to these awards that will be amortized over a remaining vesting period of 2.7 years.

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The following table summarizes restricted common stock activity for the nine months ended September 30, 2019:

	Number of shares	Fair value of shares
Non-vested shares, January 1, 2019	-	$-
Granted	8,000,000	4,000,000
Vested	(1,625,000)	(1,749,810)
Forfeited	-	-
Non-vested shares, September 30, 2019	6,375,000	$2,250,190

Common stock issued for services

During the nine month period ended September 30, 2019, the Company issued 212,505 shares of common stock to a consultant for services. The shares were valued at $106,253 based on a the price per share of a contemporaneous private placement of the Company’s common stock on the date granted.

NOTE 5 – WARRANTS

In 2018, the Company issued warrants exercisable into 3,000,000 shares of common stock. The warrants were fully vested when issued, have an exercise price of $0.30 per share, and expire in 2022. During the nine month ended September 30, 2019, there was a cashless exercise of all of the 3,000,000 warrants. A summary of warrant activity during the nine months ended September 30, 2019 is presented below:

	Number of warrants	Weighted Average Exercise Price	Contractual Life in Years

Warrants Outstanding and Exercisable as of December 31, 2018	3,000,000	$0.30	4.00
Granted	-	$-	-
Exercised	(3,000,000)	$0.30	-
Expired	-	$-	-
Warrants Outstanding and Exercisable as of September 30, 2019	-	$-	-

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company has an agreement with an individual in consideration of the Company’s exclusive use of patented technology developed by the individual. Pursuant to the agreement, as amended, the Company shall pay a royalty of 25% of all the net income from the sale of licensed products, as defined with a minimum royalty of $35,000 per month payable in cash or common stock of the Company. In addition the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to the individual (see Note 4). During the nine months ended September 30, 2019, the Company paid $194,800 to the individual.

NOTE 7 – SUBSEQUENT EVENTS

Subsequent to September 30, 2019, the Company issued 9,300,000 shares of its common stock for total proceeds of $1,575,000.

In October 2019, the Company issued one unsecured convertible promissory note aggregating $282,000, bearing interest at 12% per annum, and maturing April 29,2020. The note is convertible at a 40% discount to the price of the Company’s common stock, as defined. In connection with this note, the Company issued 846,000 shares of its common stock to the note holder as a commitment fee.

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Quanta, Inc.

5,000,000 Shares of Common Stock

Prospectus

February 14, 2020